GARTNER, INC.
LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Award Agreement contains important information concerning your Restricted Stock Unit grant, including information on vesting and termination in Paragraphs 3 through 5. Capitalized terms used and not defined in this Award Agreement shall have the meaning set forth in the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF THIS AWARD AGREEMENT, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF YOUR RESTRICTED STOCK UNIT GRANT.
1.Grant. Gartner, Inc. (the “Company”) hereby grants to you (or the “Grantee”), under the Company’s Long-Term Incentive Plan, as amended from time to time (the “Plan”), as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, the number of Restricted Stock Units on the date of grant (the “Grant Date”) indicated in the Notice of Grant of Award (the “Notice of Grant”) separately provided to the Grantee, subject to all of the terms and conditions in this Award Agreement and the Plan.
2.Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the Grant Date. Unless and until the Restricted Stock Units have vested in the manner set forth in Paragraph 3, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unfunded and unsecured obligation of the Company. Payment of any vested Restricted Stock Units will be made in Shares only. In no event will the Grantee be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under the Award Agreement.
3.Vesting Schedule.
(a)General Rule. Except as otherwise provided in this Award Agreement, the Restricted Stock Units shall vest twenty-five percent (25%) on the one (1) year anniversary of the Grant Date), and twenty-five percent (25%) on each subsequent anniversary of the Grant Date (the “Vesting Period”), subject to Grantee’s Continued Service (as defined in Paragraph 29) through such date. Except as provided in this Paragraph 3, if the Grantee’s Continued Service ends at any time (the “Termination Date”), any unvested Restricted Stock Units will be immediately forfeited as provided in Paragraph 5.
(b)Termination due to Death or Disability. Unless prohibited by the Grantee’s country of residence, if the Grantee’s termination of Continued Service is due to the Grantee’s death or Disability, the unvested portion of the Restricted Stock Units shall vest in full on the Termination Date. For the avoidance of doubt, if a Grantee’s Continued Service terminates due to his or her death or Disability and the Grantee is eligible for a Retirement as defined in and in accordance with the requirements set forth in Paragraph 29 of this Award

Agreement, such termination of Continued Service shall be governed by this Paragraph 3(b) and shall not be treated as a Retirement.
(c)Termination due to Voluntary Resignation by Grantee or Termination without Cause by Company when Grantee is Retirement Eligible. If Grantee is Retirement-eligible and incurs a termination of Continued Service due to Grantee’s voluntarily resignation or the Company’s involuntary termination of Grantee without Cause (other than a Qualifying Termination) (a “Retirement-Eligible Separation”), any unvested Restricted Stock Units as of Grantee’s Termination Date shall continue to vest as if no termination of Continued Service had occurred, subject to the following:
(i)Each tranche of the unvested Restricted Stock Units shall only be eligible to vest if Grantee has complied (as determined in the sole discretion of the Company) with the terms set forth in Paragraphs 12 and 13 of the Award Agreement since the Grant Date;
(ii)If Grantee does not comply with the terms set forth in Paragraphs 12 or 13, any unvested Restricted Stock Units that would otherwise vest after such noncompliance shall be cancelled and any Shares received in settlement of a vested Restricted Stock Unit will be subject to the clawback provisions of those paragraphs; and
(iii)Notwithstanding anything else to the contrary, if Grantee’s termination of Continued Service was due to Grantee’s voluntary resignation in the same calendar year as the Grant Date, the total number of unvested Restricted Stock Units eligible for continued vesting shall be prorated to reflect the percentage of days in such calendar year in which Grantee was in Continued Service (i.e., for the avoidance of doubt, the number of Restricted Stock Units eligible for continued vesting will equal the number specified in the Notice of Grant hereof, multiplied by the number of days from January 1 for which the Grantee was in Continued Service, divided by 365).
(d)Qualifying Termination following a Change of Control. In the event the Company involuntarily terminates Grantee’s Continued Service without Cause (including as a result of the elimination of his or her position) during the twelve (12) months following a Change of Control (a “Qualifying Termination”), the unvested portion of the Restricted Stock Units shall vest on the Termination Date. For the avoidance of doubt, (i) this Paragraph 3(d) controls (not Paragraph 3(c)) even if Grantee is Retirement-eligible at the time of the Qualifying Termination and (ii) Section 13.10 of the Plan does not apply to the Restricted Stock Units granted hereunder.
(e)Other Conditions. Notwithstanding anything herein to the contrary, the vesting terms set forth in this Paragraph 3 are contingent upon the Grantee being in full compliance with all the terms of this Award Agreement at the time of vesting.
4.Payment after Vesting. Any Restricted Stock Units that vest in accordance with Paragraph 3 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to Paragraph 7, but in no event later than the applicable two and one-half (2-½) month period of the “short-term deferral” rule set forth in the Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section 409A. Notwithstanding the foregoing, if the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A, the vested Restricted Stock Units will be released to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to Paragraph 7, but in no event later than the end of the calendar year that includes the date of vesting or, if later, the fifteen (15th) day of the third (3rd) calendar month following the date of vesting (provided that the Grantee will not be permitted, directly or indirectly, to designate the taxable year of the payment). Further, if some or all of the Restricted Stock Units that are “deferred compensation” within the meaning of Section 409A vest on account of the Grantee’s termination of Continued Service (other than due to death) in accordance with Paragraph 3, the Restricted Stock Units that vest on account of the Grantee’s termination of Continued Service will not be considered due or payable until the Grantee has a “separation from service” within the meaning of Section 409A. In addition, if the Grantee is a “specified employee” within the meaning of Section 409A at the time of the Grantee’s separation from service (other than due to death), then any accelerated Restricted Stock Units will be paid to the Grantee no earlier than six (6) months and one (1) day following the date of the Grantee’s separation from service unless the Grantee dies following his or her separation from service, in which case, the Restricted Stock Units will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to Paragraph 7. Each payment payable to a U.S. taxpayer under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture. Subject to Paragraphs 3(c) and 3(d), and notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested pursuant to Paragraph 3 at the time the Grantee ceases to be in Continued Service will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any of the price paid for the Restricted Stock Units forfeited to the Company pursuant to this Paragraph 5.
6.Death of Grantee. Any distribution or delivery to be made to the Grantee under this Award Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate (or such other person to whom the Restricted Stock Units are transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution). Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of these Restricted Stock Units and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this Restricted Stock Unit grant as set forth in this Award Agreement.
7.Withholding of Taxes. When the Shares are issued as payment for vested Restricted Stock Units, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee may be subject to applicable taxes in his or her jurisdiction. The Company (or the employing parent of the Company or Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay the federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing parent of the Company or Subsidiary) with respect to the Shares, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Grantee or the Company, as applicable, with respect to the Shares on the date that the amount of tax to be withheld or remitted is to be determined. No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder. The Company (or the employing parent of the Company or Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Restricted Stock Units. By accepting this Award, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this Paragraph 7.
The Company (or employing parent of the Company or Subsidiary) may not be required to withhold taxes on behalf of the employee with regards to the Restricted Stock Units, but the award may still be subject to tax. Additionally, income taxes withheld by the Company may not satisfy the entire income tax liability associated with the award. All income and other taxes related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee. In no event will the Company reimburse the Grantee for any taxes or other costs that may be imposed on the Grantee as result of Section 409A. See also the “Tax Matters” section at the end of this Award Agreement.
8.Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Notwithstanding any other part of this Award Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will accrue with respect to unvested Restricted Stock Units and will be subject to the same forfeitures provisions (if any), and be paid out at the same time or time(s), as the underlying Restricted Stock Units on which such dividends or other distributions have accrued. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.No Effect on Employment or Service. The Grantee’s employment with the Company and any parent of the Company or Subsidiary is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Grantee, nothing in this Award Agreement or the Plan shall confer upon the Grantee any right to continue to be employed by the Company or any parent of the Company or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing parent or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the parent or Subsidiary employing the Grantee.
10.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Company, in care of its Secretary at the Company’s headquarters, P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902-7700, or at such other address as the Company may hereafter designate in writing.
11.Grant is Not Transferable. Except to the limited extent provided in Paragraph 6 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void. Notwithstanding the preceding, the Grantee may transfer (not for consideration and for bona fide estate planning purposes) the Restricted Stock Units awarded under this Award Agreement to a revocable estate planning trust that is established solely for the benefit of Grantee and his or her immediate family. Any such transfer will be permitted only if it is in compliance with such rules and procedures as the Company may establish from time to time. Among other things, Grantee must acknowledge and agree that (a) for U.S. income tax purposes, all taxable income from the Restricted Stock Units will be reported to Grantee alone, (b) if Grantee proposes to change the nature or character of the transferee trust, Grantee first must inform the Company and the Company may require that the Restricted Stock Units be transferred back to Grantee alone, and (c) no additional other or further transfers of the Restricted Stock Units will be permitted under any circumstance.
12.Non-Competition.
(a)
(i)“Competitive Acts” shall mean: (A) the development, production, marketing or selling of (or assisting others to develop, produce, market or sell): (x) syndicated research that competes with the Company; or (y) a product or service which is competitive with the existing or planned products or services of the Company with which Grantee was involved or managed at any time during the last twenty-four (24) months of the Grantee’s Continued Service; and/or (B) the direct or indirect provision of services to or solicitation of the Company’s clients or known prospects with whom Grantee had contact, managed, or became aware of as a result of being employed by the Company, for the purposes of developing, producing, marketing or selling such competitive products or services.

(ii)Grantee understands and agrees that the Company’s business is global in nature and that its clients are located throughout the world; therefore, a territorial limitation on the non-competition covenants set forth in this Paragraph 12 would not allow the Company to adequately protect its legitimate business interests, and the absence of such a limitation is entirely reasonable under these circumstances. In addition, Grantee agrees that the provisions of this Paragraph 12 are reasonable to protect and preserve the Company’s legitimate business interests, including the protection of the Company’s Confidential Information (as defined below) and the Company’s substantial investment made to develop and retain its Confidential Information, client base, accounts and related goodwill.
(iii)The Company may, in its sole discretion, waive any portion of the Grantee’s obligations contained in Paragraph 12. No such waiver shall be valid unless directly provided to Grantee, in writing, by the Company’s General Counsel or his or her designee.
(b)Grantee agrees that in order to continue to be eligible to vest in Grantee’s unvested Restricted Stock Units while in Continued Service or following a termination thereof under Paragraph 3(c), the Grantee will not, on his or her own behalf or on behalf of any other person or entity (whether as a consultant, analyst, sales person, independent contractor, independent business venturer, partner, member, employee or otherwise), directly or indirectly during the Vesting Period: (i) engage in any Competitive Acts; and/or (ii) entice, encourage, cause or invite any of the Company’s clients, known prospects, and vendors to discontinue, diminish, or otherwise adversely modify the business done with the Company, or otherwise interfere with the relationship between the Company and its clients, known prospects, and vendors.
Grantee agrees that to the extent permissible under applicable law, following any lack of compliance with Paragraph 12, the Company shall be entitled (i) to cause any Shares underlying the Restricted Stock Units that have not vested and been distributed to Grantee following the date Grantee was not in compliance (as determined by the Committee in its sole discretion) to be forfeited and (ii) if determined by the Committee, to cause any Shares received in settlement of a vested Restricted Stock Unit (or an amount equal to the cash received by the Grantee on any subsequent sale(s) of such Shares) following the date Grantee was not in compliance (as determined by the Committee in its sole discretion) to be clawed back by the Company. For the avoidance of doubt, the Company will not be entitled to seek injunctive relief for a lack of compliance with this Paragraph 12.
(c)    Grantee acknowledges that the time, geographic and scope limitations of the non-competition and non-solicitation provisions set forth herein are fair and reasonable in all respects, and that Grantee will not be precluded from gainful employment if obligated to comply with the provisions hereof. To the extent a court of appropriate jurisdiction finds the duration and/or geographic scope of the non-competition or non-solicitation restrictions to be unenforceable under applicable law, in whole or in part, then it is the intention of the parties that such restriction be applied to the fullest extent which the court deems reasonable.
(d)    During the Vesting Period, the Grantee will notify (in writing and not less than 72 hours in advance) the Company’s General Counsel if he or she intends to become an employee or other service provider of an entity other than the Company where such service shall involve Grantee engaging in any Competitive Acts and/or result in enticing, encouraging, causing or inviting any of the Company’s clients, known prospects, and vendors to discontinue, diminish, or otherwise adversely modify the business done with the Company, or otherwise interfere with the relationship between the Company and its clients, known prospects, and vendors. On the effective date of Grantee’s new employment, there will be no additional vesting hereunder.
(e)    For purposes of this Paragraph 12, the “Company” shall include the Company or any parent of the Company or Subsidiary.
13.Non-Solicitation and No-Hire. During the Vesting Period, Grantee agrees that in order to continue to be eligible to vest in Grantee’s unvested Restricted Stock Units while in Continued Service or following a termination thereof under Paragraph 3(c), the Grantee will not, on his or her own behalf or on behalf of any other person or entity (whether as a consultant, analyst, sales person, independent contractor, independent business venturer, partner, member, employee or otherwise), directly or indirectly solicit, entice, recruit, or offer or cause to be offered employment to employees of the Company or any person who was employed by the Company at any time during the twelve (12) months prior to the termination of Grantee’s Continued Service. General mass solicitations of employment that are not directed at the Company or any employee(s) of the Company shall not be prohibited by this Paragraph 13.
For purposes of this Paragraph 13, the “Company” shall include the Company or any parent of the Company or Subsidiary.
Grantee agrees that to the extent permissible under applicable law, following any lack of compliance with Paragraph 13, the Company shall be entitled (i) to cause any Shares underlying the Restricted Stock Units that have not vested and been distributed to Grantee following the date Grantee was not in compliance (as determined by the Committee in its sole discretion) to be forfeited and (ii) if determined by the Committee, to cause any Shares received in settlement of a vested Restricted Stock Unit (or an amount equal to the cash received by the Grantee on any subsequent sale(s) of such Shares) following the date Grantee was not in compliance (as determined by the Committee in its sole discretion) to be clawed back by the Company. For the avoidance of doubt, the Company will not be entitled to seek injunctive relief for a lack of compliance with Paragraph 13.
14.Successors and Assigns. The Company may assign any of its rights under the Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. The rights and obligations of the Grantee under this Award Agreement may be assigned only with the prior written consent of the Company.
15.Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units awarded under this Award Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the

Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
16.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17.Conditions for Issuance of Stock. The Shares of stock deliverable to the Grantee may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to transfer on its books or list in street name with a brokerage company or otherwise issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.
18.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.
19.Committee Authority. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
20.Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22.Agreement Severable. In the event that any provision in this Award Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Award Agreement or the Agreement Regarding Certain Conditions of Employment. Further, any such provision held invalid or unenforceable will be modified by to conform to a provision that most closely expresses the intent of the invalid or unenforceable provision.
23.Entire Agreement. The Plan and this Award Agreement (including all appendices attached hereto) together constitute the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding the foregoing, this Award Agreement shall not have any impact on the Agreement Regarding Certain Conditions of Employment, which is a standalone agreement. The obligations under the Agreement Regarding Certain Conditions of Employment remain in full force and effect.
24.Modifications to the Award Agreement. This Plan and this Award Agreement together constitute the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units, provided that such revision would not materially reduce the economic benefits provided or intended to be provided under this Award Agreement.
25.Clawback. This Award Agreement and the Restricted Stock Units are subject to any (a) clawback policy, compensation recovery policy or similar policy or arrangement that the Company may adopt from time to time, whether such policy or arrangement is mandated by law or otherwise, including (but not limited to, the Company’s Compensation Recoupment (Clawback) Policy (the “Policy”)), and (b) compensation recoupment, clawback, or recovery requirement mandated by applicable law. For example, but not by way of limitation, as provided in the Policy, the Grantee may be required to repay to the Company part or all of the Shares and any other compensation that the Grantee receives under this Award Agreement and/or some of the Restricted Stock Units and Shares covered by this Award Agreement automatically may be forfeited at no cost to the Company. No clawback, recovery or recoupment of compensation contemplated under this Paragraph 25 will serve as a basis for “good reason,” “constructive termination” or similar term or concept under any employment, compensation, severance or change in control arrangement applicable to the Grantee.

26.Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has received an award under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
27.Governing Law. This Award Agreement and the grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law provisions.
28.The Grantee acknowledges that the Grantee was given a reasonable period of time in which to review and consider this Award Agreement; the Grantee has, in fact, carefully reviewed this Award Agreement; and the Grantee is entering into it voluntarily and of the Grantee’s own free will. The Grantee further acknowledges that the Company advised the Grantee to consult with an attorney in connection with reviewing this Award Agreement. The Grantee further acknowledges that the Grantee has read this Award Agreement in its entirety, and that the Grantee fully understand its terms and legal effect.
29.Defined Terms: Capitalized terms used in this Award Agreement without definition will have the meanings provided for in the Plan. When used in this Award Agreement, the following capitalized terms will have the following meanings:
“Confidential Information” means all information related to the operation of the Company’s business and knowledge of the Company’s assets, including, but not limited to, (i) financial information, (ii) products, (iii) product and services costs, prices, profits and sales, (iv) forecasts, (v) computer programs, (vi) data bases (and the documentation and information contained therein), (vii) computer access codes and similar information, (viii) software ideas, (ix) know-how, technologies, concepts and designs, (x) research projects and all information connected with research and development efforts, (xi) records, (xii) business relationships, methods and recommendations, (xiii) client lists (including identities of clients and prospective clients, identities of individual contracts at business entities which are clients or prospective clients, client spending, preferences, business or habits), (xiv) subscription or consultant termination dates, (xv) personnel files, (xvi) competitive analyses, (xvii) other confidential or proprietary information or trade secrets that have not been made available to the general public by the Company’s senior management, and (xviii) non-public information provided to the Company by its clients, and other tangible or intangible assets and other information obtained by the Grantee in the course of his or her employment with the Company. Information shall not be deemed Confidential Information if it is or becomes available in the public domain other than as a result of an unauthorized use, disclosure or action by Grantee, at Grantee’s direction or on Grantee’s behalf, or by any other person who directly or indirectly receives such information from Grantee.

“Continued Service” means that the Grantee’s employment relationship is not interrupted or terminated by the Grantee, the Company, or any parent or Subsidiary of the Company. The Grantee’s employment relationship will not be considered interrupted in the case of: (i) any leave of absence approved in accordance with the Company’s written personnel policies, including sick leave, family leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and any parent, Subsidiary or successor; provided, however, that, unless otherwise provided in the Company’s written personnel policies, in this Award Agreement or under applicable laws, rules or regulations, or unless the Committee has otherwise expressly provided for different treatment with respect to this Award Agreement, (x) no such leave may exceed ninety (90) days, and (y) any vesting shall cease on the ninety-first (91st) consecutive date of any leave of absence during which the Grantee’s employment relationship is deemed to continue and will not recommence until such date, if any, upon which the Grantee resumes service with the Company, its parent, Subsidiary or successor. If the Grantee resumes such service in accordance with the terms of the Company’s military leave policy, upon resumption of service, the Grantee will be given vesting credit for the full duration of the Grantee’s leave of absence. Continued employment will be deemed interrupted and terminated for the Grantee if the Grantee’s weekly work hours change from full time to part time. Part-time status for the purpose of vesting continuation will be determined in accordance with policies adopted by the Company from time to time, which policies, if any, shall supersede the determination of part-time status set forth in the Company’s posted “employee status definitions”.
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code. For the avoidance of doubt, if a Grantee is determined to be disabled, but remains employed by the Company (or a parent or Subsidiary of the Company), there shall be no interruption in service.
“Retirement” means termination of the Grantee’s employment in accordance with the Company’s retirement policies, as in effect from time to time, if on the date of such termination, the Grantee is at least 55 years old and his or her Continued Service has extended for at least ten (10) years.
If the definition of Retirement set forth above is illegal or otherwise impermissible under the laws of the Grantee’s country of employment, then, for purposes of this Award Agreement only, the Grantee shall be considered eligible for “Retirement” if (i) he or she is not more than five (5) years younger than the retirement age established by the national government of such country for purposes of any applicable national social security or pension plans, and (ii) the Grantee’s Continued Service has extended for at least five (5) years without interruption. If this revised definition of Retirement is also illegal or otherwise impermissible under the laws of the Grantee’s country of employment, then all vesting shall terminate upon termination of employment on account of the Grantee’s Retirement.
Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Award Agreement, which includes the Notice of Grant and Award Agreement.
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TAX MATTERS
You must consult your tax adviser concerning the taxation of the award represented by this Award Agreement, which varies from country to country. You should be aware that tax may be payable on an upfront basis when the award is made, or when the Shares are released. You should obtain specific advice on the impact of tax and your specific situation.  Any information about the impact of tax that is provided in this Award Agreement, or related documents that are issued to you, is intended to be of a general nature only and should not be relied upon as advice related to your individual taxation circumstances.